Explanatory Note: This exhibit is being filed pursuant to Item 601(b)(3)(i) of Regulation S-K, which requires a conformed version of our charter reflecting all amendments in one document. Therefore, the document below reflects the Amended and Restated Certificate of Incorporation of KLX Energy Services Holdings, Inc., as filed with the Delaware Secretary of State on June 28, 2018, revised to incorporate the amendment filed with the Delaware Secretary of State on July 27, 2020, which amendment changed the first section of Article IV to provide for a reverse split of the common stock issued and outstanding immediately prior to the reverse split at a ratio within a range of one share of common stock for every five-to-ten shares of common stock outstanding prior to the reverse stock split, with the exact ratio in such range being fixed by the Board of Directors. The amendment was adopted by stockholders on July 24, 2020. On July 26, 2020, the Board of Directors of KLX Energy Services Holdings, Inc. approved a reverse stock split ratio of one share of common stock for every five shares of common stock outstanding prior to the reverse stock split.

CONFORMED VERSION OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KLX ENERGY SERVICES HOLDINGS, INC.
AS AMENDED BY AMENDMENT
FILED ON JULY 27, 2020

KLX Energy Services Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.
The name of the Corporation is KLX Energy Services Holdings, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law on June 28, 2018, when the original Certificate of Incorporation was filed with the Delaware Secretary of State (the “Original Certificate”).

2.
This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and amends the Original Certificate, has been declared advisable by the board of directors (the “Board”) of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law.

ARTICLE I
Name
The name of the corporation is KLX Energy Services Holdings, Inc.
ARTICLE II
Registered Office and Registered Agent
The address of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road Tatnall Building #104 in the City of Wilmington County of New Castle, 19810. The name of the registered agent of the Corporation at such address is Corporate Creations Network Inc.
ARTICLE III
Corporate Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV
Capital Stock
(1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 121,000,000, of which 110,000,000 shall be shares of Common Stock of the Corporation, par value $0.01 per share (“Common Stock”), and 11,000,000 shall be shares of Preferred Stock, at a par value of $0.01 per share (“Preferred Stock”).
Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”), the shares of common stock, par value $0.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a smaller number of shares of Common Stock such that each five (5) to ten (10) shares of Old Common Stock are reclassified as one (1) share of Common Stock, the exact ratio within such range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such reclassification, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive a cash payment (without interest) equal to the fractional share of Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Stock Split) as reported on The Nasdaq Stock Market, LLC on the date this amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
Each stock certificate that represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares of Common Stock after the effectiveness of the Reverse Stock Split), until the same shall be surrendered for transfer or exchange. As soon as practicable after the effectiveness of the Reverse Stock Split and, if applicable in the case of shares of Old Common Stock represented by one or more certificates, the Corporation shall, upon surrender of such certificate(s) (or, in the case of any certificate that is alleged to have been lost, stolen or destroyed, an affidavit of loss and an indemnity reasonably satisfactory to the Corporation) (a) issue and deliver, or cause to be issued and delivered, to each holder of shares of Old Common Stock, or to his, her or its nominees, either a stock certificate or stock certificates or a notice of a book-entry made by the Corporation in its stock records, as applicable, for the number of whole shares of Common Stock into which the number of shares of Old Common Stock shall have been reclassified pursuant to the Reverse Stock Split and (b) pay, or cause to be paid, cash in lieu of any fraction of a share of Common Stock resulting from the Reverse Stock Split.
(2) The Board is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Corporation shall, from time to time and in accordance with applicable law, increase the number of authorized shares of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of any series of Preferred Stock that, as provided for or fixed pursuant to the provisions of this paragraph (2) of Article IV, is otherwise convertible into Common Stock.
ARTICLE V
Board of Directors
(1) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or this Certificate of Incorporation directed or required to be exercised or done by stockholders.
(2) Subject to any limitation on the maximum or minimum number of directors of the Corporation as may be provided in the Bylaws of the Corporation, the number of directors of the Corporation shall be fixed from time to time solely by the Board.
(3) The Board shall be divided into three classes (each such class, a “Class”), as nearly equal in number as possible, designated: Class I, Class II and Class III. As soon as practicable following the effectiveness of this Certificate of Incorporation, and thereafter from time to time following any increase or decrease in the number of directors, the number of directors in each Class shall be apportioned by the Board to be as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.
(4) Each director shall hold office until the end of the term provided for such director in paragraph (5) or (8) of this Article V, and thereafter until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal in the manner hereinafter provided.
(5) Except as provided in paragraph (8) of this Article V, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director initially appointed as a Class I director shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; each director initially appointed as a Class II director shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; and each director initially appointed as a Class III director shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation.
(6) Any director or the entire Board may be removed from office only for cause and only by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors or Class of directors, voting together as a single class.
(7) Vacancies occurring on the Board for any reason, including, without limitation, vacancies occurring as a result of the death, resignation, retirement, disqualification or removal from office of a director, or the creation of new directorships that increase the number of directors, shall solely be filled by a majority vote of the directors then in office, even if the number of such directors is less than a quorum, or by a sole remaining director, or by the written consent of such directors as permitted by the General Corporation Law and as provided in the Bylaws of the Corporation, and shall not be filled by the stockholders.
(8) Any director chosen to fill a vacancy pursuant to paragraph (7) of this Article V shall, at the time such director is chosen or as soon as practicable thereafter, be designated by the Board as either a Class I, Class II or Class III director, with such Class corresponding to the Class in which such vacancy existed. Such director shall serve for a term equal to the remainder of the term of the other directors of such Class in office at the time such vacancy was filled (or, if no other directors are a member of such Class at such time, for a term equal to the remainder of the term that a director of such Class would have served had such director been in office at the time of the effectiveness of this Certificate of Incorporation and served continuously as a director until the time that such vacancy was filled).
(9) At any meeting of stockholders at which directors are elected, directors shall be elected by a plurality of the voting power of the shares entitled to vote on the election of directors and present in person or by proxy at the meeting. Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.
(10) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. For the avoidance of all doubt, notwithstanding any other provision in this Certificate of Incorporation, no amendment to, modification of or repeal of this paragraph (10) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
(11) Nothing in this Article V shall be deemed to affect or restrict (i) any rights of the holders of any series of Preferred Stock to elect directors as provided for or fixed pursuant to the provisions of Article IV, or (ii) the ability of the Board to provide, pursuant to Article IV, for the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any series of Preferred Stock, including with regard to those directors, if any, to be elected by the holders of any series of Preferred Stock.
ARTICLE VI
Interested Directors and Officers
(1) No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because such director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or her vote are counted for such purpose, if (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof, or the stockholders.
(2) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
ARTICLE VII
Stockholder Action
(1) The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board in its sole and absolute discretion.
(2) Except as otherwise required by law, or as otherwise provided for or fixed pursuant to the provisions of Article IV with regard to the rights of holders of shares of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may only be called by (i) the Board, or (ii) the Chairman of the Board of the Corporation or the Chief Executive Officer of the Corporation.
(3) Any previously scheduled meeting of the stockholders may be postponed to another date, time or place by resolution of the Board.
(4) Except as otherwise provided for or fixed pursuant to the provisions of Article IV with regard to the rights of holders of shares of one or more series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting; provided, however, that the taking of any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting if such action and the taking of such action by written consent of stockholders in lieu of a meeting have each been expressly approved in advance by the Board.
ARTICLE VIII
Indemnification and Insurance
(1) Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director or officer or in another capacity for or at the request of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, including under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) of this Article VIII with respect to proceedings seeking to enforce rights to indemnification hereunder, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board. The right to indemnification conferred in this Article VIII shall be a contract right that vests upon a person becoming a director or officer of the Corporation or upon a person serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. Notwithstanding the foregoing, subsequent to an indictment of, or the filing of a civil complaint by a U.S. federal or state governmental enforcement agency against, a director or officer of the Corporation (in any capacity, including as an employee or agent of another enterprise and service to an employee benefit plan) entitled to or receiving advancement of expenses, the Corporation may, subject to applicable law (including to the extent indemnification is required under Section 145(c) of the General Corporation Law), terminate, reduce or place conditions upon any future advancement of expenses (including with respect to costs, charges, attorneys’ fees, experts’ fees and other fees) incurred by such director or officer relating to his or her defense thereof if (i) such director or officer does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions on such director or officer or otherwise admits, in a legal proceeding, to the alleged violation resulting in the relevant indictment or complaint, or (ii) if the Corporation initiates an internal investigation and a determination is made (x) by the disinterested directors, even though less than a quorum, or (y) if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-maker at the time such determination is made demonstrate that such director or officer acted in a manner that is not indemnifiable by the Corporation. Any future indemnification or similar agreement entered into by the Corporation with any director or officer of the Corporation and that addresses the advancement of expenses shall contain restrictions substantially similar to the immediately preceding sentence.
(2) If a claim under paragraph (1) of this Article VIII is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed or, in the case of a claim regarding advancement of expenses, the Corporation has terminated, reduced or placed conditions upon advancement of expenses in accordance with paragraph (1) of this Article VIII, but in each case, the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including the Board, a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(3) The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, other bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
(4) If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees, experts’ fees and other fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.
(5) For the avoidance of all doubt, notwithstanding any other provision in this Certificate of Incorporation, no amendment to, modification of or repeal of any provision of this Article VIII shall apply to or have any effect on the liability or alleged liability, or any right to indemnification or to advancement of expenses, of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, except as otherwise consented to in writing by such director or officer.
(6) The Board may, or may authorize one or more officers to, provide for the indemnification and/or advancement of expenses by the Corporation to any current or former employee or agent of the Corporation or any of the Corporation’s subsidiaries who would not otherwise have a right to indemnification or advancement of expenses pursuant to this Article VIII and was or is made a party to or is threatened to be made a party to or is otherwise involved or threatened to be involved (including, without limitation, as a witness) in any proceeding, by reason of the fact that he or she is or was such an employee or agent or, while serving as an employee or agent, he or she is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to an employee benefit plan, of such scope and effect and subject to such terms as determined by the Board or such officer or officers, in each case, as and to the extent permitted by applicable law.
(7) The Corporation may purchase and maintain insurance on behalf of itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Section 145 of the General Corporation Law.
ARTICLE IX
Bylaws
In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board shall expressly have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the entire Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding voting stock of the Corporation, voting together as a single class, shall be required for our stockholders to amend, repeal or adopt any provision of the Bylaws of the Corporation.
ARTICLE X
Amendment
(1) The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and, except as expressly provided otherwise in this Certificate of Incorporation, all rights conferred on stockholders, directors, officers, employees or agents of the Corporation in this Certificate of Incorporation are subject to this reserved power.
(2) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding voting stock of the Corporation, voting together as a single class, shall be required for our stockholders to amend, repeal or adopt any provisions of this Certificate of Incorporation inconsistent with Article V, paragraphs (2) and (4) of Article VII, or this Article X of this Certificate of Incorporation.

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